                                                                    EXHIBIT 99.1


HEALTH CARE PROPERTY INVESTORS, INC. DECLARES DIVIDEND DISTRIBUTION OF PREFERRED
       SHARE PURCHASE RIGHTS REPLACING THE COMPANY'S EXISTING RIGHTS PLAN

NEWPORT BEACH, CALIFORNIA, June 23, 2000 -- The Board of Directors of Health Care Property Investors, Inc. (NYSE: HCP) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Health Care Property Investors, Inc. common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series D Junior Participating Preferred Stock of the Company at an exercise price of $95.00. The HCPI Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are intended to enable all HCPI shareholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan was adopted to replace HCPI's previous Rights Plan, which was enacted in 1990 and expires on July 30, 2000. The new Rights Plan will expire in 2010.

The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all HCPI shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of HCPI without paying all shareholders a control premium.

If a person becomes an Acquiring Person (i.e., acquires 15% or more of HCPI's common shares) or if HCPI is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of HCPI having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price.

The dividend distribution to establish the new Rights Plan will be payable to shareholders of record on July 28, 2000. The Rights distribution is not taxable to shareholders.

Health Care Property Investors, Inc. is an equity-oriented real estate investment trust (REIT) which invests directly or through joint ventures in health care related facilities. The Company's investment portfolio as of March 31, 2000 consists of 426 facilities in 43 states. The Company's investments include 175 long-term care facilities, 92 congregate care and assisted living facilities, 82 medical office buildings, 22 acute care hospitals, nine freestanding rehabilitation hospitals, and 46 physician group practice clinics.